Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Sunrun Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Sunrun Inc. and Vivint Solar, Inc., which is part of the Registration Statement, of our opinion dated July 6, 2020 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Vivint Solar’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Reasons for the Merger—Vivint Solar Board’s Recommendation and Reasons for the Merger”, “The Merger—Opinions of Vivint Solar’s Financial Advisors—Opinion of Morgan Stanley” and “The Merger—Certain Vivint Solar Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Colm Leahy
Colm Leahy Executive Director

New York, New York

August 14, 2020